Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2015, relating to the consolidated financial statements and financial statement schedules of Torchmark Corporation and subsidiaries (the “Company”) , and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/DELOITTE & TOUCHE LLP
Dallas, Texas
September 25, 2015